Exhibit 99.1

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Tuscan Holdings Corp. II

Subject Company: Tuscan Holdings Corp. II

File No. 001-38970

SURF AIR MOBILITY TO GO PUBLIC THROUGH $1.42 BILLION MERGER WITH TUSCAN
HOLDINGS CORP. II, ACCELERATING THE ROLLOUT OF INDUSTRY LEADING

HYBRID ELECTRIC AIRCRAFT

●	Surf Air Mobility (“SAM” or the “Company”) provides a regional air mobility platform with scheduled routes and on demand charter flights operated by third-party Part 135 charter operators. The Company intends to accelerate the adoption of green flying and develop proprietary powertrain technology to electrify existing fleets, reducing operating costs and emissions.

●	SAM has entered into a 3 party agreement with AeroTEC, a premier aircraft development and integration company and magniX, a leader in electric propulsion; AeroTEC to develop proprietary powertrain technology for SAM and magniX to supply electric propulsion units (“EPUs”) for SAM’s launch product, a hybrid electric powertrain, initially designed for the Cessna Grand Caravan.

●	SAM has entered into a binding agreement (the “Southern Agreement”) to acquire Southern Airways Corporation (“Southern”) and expects to complete its acquisition of Southern concurrently with closing of the merger with Tuscan Holdings Corp. II (“THCA”), subject to satisfaction or waiver of remaining closing conditions and completion of the regulatory reviews. Southern Airways Express is the largest passenger operator of Cessna Grand Caravans in the US, serving over 300,000 customers across 39 cities with over 60,000 flights in 2021, and is expected to expand SAM’s air mobility platform nationwide. Stan Little, founder, Chairman, and CEO of Southern Airways, will serve as president of the combined company.

●	SAM has entered into an MOU with Signature Aviation, the world’s largest private aviation terminal operator, to jointly support the expansion of the Surf Air flying experience nationally. SAM and Signature Aviation plan to co-market and scale the availability of sustainable aviation fuel and co-develop technology to support the eventual rollout of electrified aircraft charging infrastructure.

●	The merger and related financing transactions are expected to provide up to $467 million in gross proceeds to SAM from strategic and financial investors including iHeartMedia, and Partners For Growth, and a share subscription facility from Global Emerging

Markets (“GEM”), as well as from THCA’s cash in trust (assuming no exercise of THCA stockholder redemption rights).

●	Carl Albert, the former Chairman, CEO, and controlling shareholder of aircraft OEM, Fairchild Dornier, was recently appointed Chairman of Surf Air Mobility. SAM’s existing investors include IVP, NEA, Anthem Ventures, Plus Capital, Base Ventures, Bill Woodward, Thor Björgólfsson, Jo Bamford, and other venture and private investors.

●	On a pro forma basis, the combined company, consisting of SAM, Southern, and SPAC expects to generate approximately $100 million in 2022 revenue from all its business units, an approximate 50% YOY increase from 2021.

●	The implied pro forma enterprise value of the combined company is approximately $1.42 billion, assuming full payment of earnout. SPAC sponsors and company shareholders have restricted 20% and 31% of their shares, respectively, in an earnout subject to achieving specified operational and financial milestones.

LOS ANGELES, CA — May 18, 2022 — Surf Air Mobility Inc. (“SAM” or the “Company”), a company working to accelerate the adoption of green aviation, and Tuscan Holdings Corp. II (Nasdaq: THCA) (“THCA”), a publicly listed special purpose acquisition company (“SPAC”), jointly announced today that they have entered into a definitive business combination agreement resulting, subject to the satisfaction or waiver of certain closing conditions, in Surf Air Mobility becoming a publicly listed company.

The acquisition of Southern, also announced today, and the completion of the business combination with THCA (together, the “Transactions”) positions SAM to be a leader in the electrification of commercial aviation, providing it with resources necessary to bring electrified powertrain technology to market and expanding and electrifying regional consumer scheduled and charter flight services. Following completion of the Transactions, and the successful deployment of SAM’s proprietary powertrain technology, SAM plans to deploy the world’s largest fleet of hybrid electric aircraft on regional routes being serviced today and on additional routes in new markets. SAM intends for its hybrid electric propulsion to reduce operating costs and reduce emissions from regional air travel by offering original equipment manufacturers (“OEMs”) and third-party operators the ability to upgrade existing aircraft to hybrid electric powertrains.

“We believe deploying hybrid electric propulsion technology on existing aircraft at scale will be the most significant step we can take toward decarbonization of aviation in this decade,” said Sudhin Shahani, Co-founder and CEO of Surf Air Mobility. “We’re at a moment when the increasing consumer demand for faster, affordable, and cleaner regional travel will be met with SAM’s electrification ecosystem to accelerate the industry’s adoption of green flying.”

SAM’s agreements with AeroTEC and magniX will help the Company accelerate the introduction of its proprietary electrification technology. magniX has successfully flown the world’s largest fully-electric aircraft to date, a prototype Cessna Grand Caravan 208B, which it calls the eCaravan. SAM is designing its initial hybrid electric Cessna Grand Caravans to have the same flight range capabilities as their fully combustion counterparts, which will allow the Company to utilize the hybrid electric Cessna Grand Caravan aircraft across its own existing network, connecting more airports with direct flights and building a regional mass transport platform to sustainably connect communities across the U.S. SAM also intends to make hybrid electric powertrain upgrades available to fleet owners on and off its consumer platform, as well as license its technology to OEMs for new aircraft types.

SAM’s proprietary electrified propulsion technology, once developed, would target carbon emission reductions of up to 50% on its first-generation Cessna Grand Caravans, helping to reduce the 915 million metric tons of carbon dioxide emitted by the aviation industry globally per year. By targeting direct operating cost reductions of up to 25% on its first-generation Cessna Grand Caravans, lower cost point-to-point flight networks can connect previously economically untenable markets with non-stop and direct, regularly scheduled flights. SAM’s initial hybrid electric aircraft will not require charging stations, new takeoff and landing infrastructure, or changes to zoning, allowing the aircraft to operate anywhere in the U.S., unlocking more air travel potential for over 5,000 underserved public airports.

"Surf Air Mobility’s practical approach to scaling the decarbonization of aviation is built on a base of tangible revenue, industry-leading electrification technology, and significant growth prospects for the future,” stated Stephen A. Vogel, Tuscan Holdings. “Surf Air Mobility’s management team is first class, and with their leadership we have confidence this transaction will enable the Company to reach its true growth potential.”

SAM’s planned acquisition of Southern Airways Corporation (“Southern”), subject to satisfaction or waiver of the remaining closing conditions set forth in the Southern Agreement, including the completion of all required regulatory reviews and approvals, is expected to expand the companies’ collective regional airline network to U.S. cities across the Mid-Atlantic, Gulf South, Rocky Mountains, West Coast, New England, and Hawaii, where Southern currently operates. Southern Airways Express operates the largest passenger fleet of Cessna Grand Caravans in the U.S. SAM intends to electrify Southern’s existing fleet utilizing the Company’s proprietary electrified propulsion technology.

“Surf Air Mobility is positioned to bring benefits to consumers quickly while creating opportunities for the entire aviation industry. Our hybrid electric propulsion technologies will be the building blocks upon which reduced operating cost and green aviation can be realized,” stated Surf Air Mobility’s Chairman, Carl Albert. “We’re thrilled to be merging with THCA as they share our ambition of advancing the future of flight for the good of people and the planet.”

Transaction Overview

The proposed transaction reflects an implied pro forma equity value of $1.42 billion, assuming full payment of earnout. The transaction is expected to provide up to $467 million in gross cash proceeds to SAM, including committed capital from strategic and financial investors including iHeartMedia, and Partners For Growth, and a share subscription facility from Global Emerging Markets (GEM), as well as from THCA’s cash in trust (assuming no exercise of THCA stockholder redemption rights).

The Boards of Directors of both SAM and THCA have unanimously approved the proposed business combination, which is expected to be completed in the second half of 2022, subject to, among other things, the approval by THCA’s stockholders, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the receipt of certain regulatory approvals, and the receipt of required approvals to publicly list the securities of the combined company.

The mergers are also conditioned on the closing of the acquisition of Southern. Although SAM and Southern are party to the Southern Agreement, there can be no assurance that the closing conditions set forth in the Southern Agreement will be satisfied and the acquisition will be completed.

Additional information about the proposed transaction, including a copy of the definitive agreement, investor presentation and transcript of management commentary, will be provided on a Current Report on Form 8-K to be filed by Tuscan Holdings Corp. II, which will be available on the SEC’s website at www.sec.gov.

About Surf Air Mobility

Surf Air Mobility (SAM) is a Los Angeles-based electric aviation and air travel company reinventing flying through the power of electrification. The company intends to bring electrified aircraft to market at scale in order to substantially reduce the cost and environmental impact of flying. The management team has deep experience and expertise across aviation, electrification, and consumer technology. SAM has a number of notable advisors including Arianna Huffington (founder Huffington Post), Fred Reid (former Virgin America CEO, President Delta and Lufthansa), Jonathan Mildenhall (founder 21st Century Brands, former Airbnb CMO), Dr. David Agus (founder/CEO Ellison Institute), and Matthew Anderson (former Roku CMO). Surf Air Mobility is the parent company of Surf Air Inc. For more information, visit: https://surfair.com.

About Tuscan Holdings Corp. II

Tuscan Holdings Corp. II is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more differentiated businesses.

Contacts

Media

press@surfair.com

Investors

investors@surfair.com

Caution Concerning Forward-Looking Statements

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “believe”, “will likely result”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would” and “outlook”, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts and are based upon estimates and assumptions that, while considered reasonable by SAM and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with Southern, thereby impeding SAM’s ability to become a leading air mobility platform with scheduled routes and on-demand charter flights operated by Southern and other third-party operators; the Company’s ability to upgrade Southern’s current fleet of nearly 40 Cessna Grand Caravans to hybrid electric aircraft using technology; the ability of the Company’s first generation of electrified aircraft to meaningfully decarbonize aviation and help alleviate the environmental impact of flying by reducing carbon emissions by as much as 50 percent; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination with THCA (the “Business Combination”); the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with AeroTEC and magniX to accelerate development of electrified commercial aircraft or the inability of SAM to realize the anticipated benefits of the these agreements; the ability of SAM, along with AeroTEC and magniX, to develop and certify hybrid and fully-electric powertrains for new and existing Cessna Grand Caravan aircraft; the outcome of any legal proceedings that may be instituted against SAM; the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of SAM, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of SAM as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the Business Combination; changes in applicable laws or regulations; the possibility that SAM or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; SAM’s estimates of expenses and profitability; the evolution of the markets in which SAM competes; the ability of SAM to implement its strategic initiatives and continue to innovate its existing products; the ability to respond to failures in our technology or cybersecurity threats affecting our business; the ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events; the ability to respond to decreases in demand for private aviation services and changes in customer preferences; the ability of SAM to defend its intellectual property and satisfy regulatory requirements and the impact of the COVID-19 pandemic on SAM’s business; and other risks.

Use of Projections

This press release contains financial forecasts for Surf Air Mobility with respect to certain financial results for Surf Air Mobility’s fiscal years 2021 through 2024. The Company’s independent auditors have not audited, studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this press release. These projections are forward-looking statements and should not be relied upon as being necessarily indicative of future results. In this press release, certain of the above-mentioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Surf Air Mobility or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Additional Information and Where to Find It

THCA intends to file with the Securities Exchange Commission (the “SEC”) a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of SAM and THCA. THCA will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. THCA shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about the THCA, SAM, and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to stockholders of the THCA as of a record date to be established for voting on the proposed transaction. THCA shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about the THCA, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and the THCA’s other filings with the SEC can also be obtained, without charge, by directing a request to: stephen@tuscanholdings.com. Additionally, all documents filed with the SEC can be found on THCA’s website, tuscan-holdings.com. The information contained in, or that can be accessed through, THCA’s or SAM’s website is not incorporated by reference in, and is not part of, this press release.

Participants in the Solicitation

SAM and THCA and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination. THCA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of THCA in the SPAC’s Form S-1 filed with the SEC relating to its initial public offering, which was declared effective on July 11, 2019 and in the proxy statement/prospectus relating to this transaction once filed. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from THCA’s shareholders in connection with the proposed business combination will be included in the definitive proxy statement/prospectus SPAC intends to file with the SEC.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act.

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